Exhibit 99.1

News Release

Media Contact: Vikki Kayne 301.986.9200 vkayne@first-potomac.com

FIRST POTOMAC REALTY TRUST EXPANDS BOARD OF TRUSTEES

AND APPOINTS THOMAS E. ROBINSON

BETHESDA, MD (July 25, 2013) – First Potomac Realty Trust (NYSE:FPO), a leading owner of office and business park properties in the greater Washington, D.C. area, today announced that Thomas E. Robinson has been appointed to the Board of Trustees, effective as of July 23, 2013.

Mr. Robinson is currently a Senior Advisor to the real estate investment banking group at Stifel, Nicolaus & Company, Incorporated, a full-service brokerage and investment banking firm, where he previously served as a managing director. Prior to that position, he served as the President and Chief Financial Officer of Storage USA, Inc., a self-storage real estate investment trust. He is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and in 2009 received its Industry Achievement Award for his wisdom, expertise, and service to the REIT industry. Mr. Robinson currently serves on the board of directors of BRE Properties, Inc. (NYSE: BRE), as well as Tanger Factory Outlet Centers, Inc. (NYSE: SKT). He is a former trustee of Centerpoint Properties Trust and former director of Legg Mason Real Estate Investors, Inc. He holds a Bachelor’s degree from Washington and Lee University, a Juris Doctor degree from Suffolk University Law School, and a Master of Laws degree in Taxation from the Georgetown University Law Center.

“We are excited to have Tom join our board of trustees,” stated Douglas Donatelli, Chairman and Chief Executive Officer of First Potomac Realty Trust. “I’ve known Tom for a number of years and believe his background, experience and knowledge will help First Potomac as we continue to grow our company. He has been instrumental in a variety of strategic and capital initiatives for several companies in the REIT industry, and we look forward to his contributions as we continue to execute on the strategic and capital plan we laid out earlier this year.”

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly 1 million square feet of First Potomac property is LEED Certified, with the potential for another 1 million square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified and 81% of First Potomac’s

Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange. For more information, please visit www.first-potomac.com.

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